Exhibit 10.7.3

SECOND LEASE AMENDMENT

THIS SECOND LEASE AMENDMENT made this 2/4, 2014 by and between CORE Realty Holdings Management, Inc., a California corporation, fbo Brookfield Lakes Tenants in Common hereinafter referred to as “Landlord”) and Connecture, Inc., a Delaware corporation (hereinafter referred to as “Tenant”). The date of this Second Lease Amendment shall be the “Amendment Effective Date”.

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement EXECUTED the 10th day of May, 2012; and First Amendment dated January 31, 2013 (hereinafter collectively referred to as the “Lease”) for the rental of the leased premises commonly known as Brookfield Lakes Corporate Center XVII, 18500 W. Corporate Drive, Brookfield, Wisconsin, 53045 as more particularly described in the Lease (and referred to herein as the “Leased Premises”); and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and in accordance therewith, Landlord and Tenant desire to execute this Second Lease Amendment to evidence their respective agreements and obligations with respect thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given such terms in the Lease.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Premises. Suite 210 containing approximately 3,487 rentable square feet.

2. Term. An extension of the existing Lease term by an additional One (1) year commencing February 1, 2014 and ending January 31, 2015.

2. Base Rent. Paragraph 3 of the First Amendment is hereby amended to provide that Tenant shall pay to Landlord Base Rent at the rate of Three Thousand Three Hundred Forty-One and 70/100 Dollars (53,341.70) per month, net of Operating Costs.

3. Broker: Landlord and Tenant each represent and warrant to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except Conklin Real Estate Services, LLC, whose commission shall be payable by Landlord, and it knows of no other real estate agent or broker who is or might be entitled to a commission in connection with this Amendment. Landlord and Tenant agree to indemnify, defend and the other hold harmless from all costs and liabilities, including reasonable attorney’s fees and costs arising out of or in connection with claims made by any other broker or individual who alleges that it is entitled to commissions or fees with regards to this Amendment as a result of dealings it had with the indemnifying party.

IN WITNESS WHEREOF, the parties hereto have executed this Second Lease Amendment as of the date and year First above written.

LANDLORD:		TENANT:

CORE Realty Holdings Management, Inc., a California corporation, fbo Brookfield Lakes Tenants in Common		Connecture, Inc., a Delaware corporation

BY:	/s/ CORE Realty Holdings Management, Inc.	BY:	/s/ James Purko

	CORE Realty Holdings Management, Inc.		James Purko
	(Please print name.)		(Please print name.)

ITS:		ITS:	CFO
(Please print title.)			(Please print title.)